UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2012

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 4, 2012, Meritor, Inc. (the “Company”) completed the sale of $250,000,000 aggregate principal amount at maturity of its 7.875% convertible senior notes due 2026 (the “Notes”), after giving effect to the exercise in full on November 29, 2012 of the initial purchasers’ option to purchase additional notes, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes are fully and unconditionally guaranteed on a senior unsecured basis by certain of the Company’s subsidiaries. In connection with the issuance of the Notes, the Company entered into an Indenture, dated as of December 4, 2012 (the “Indenture”), with The Bank of New York Mellon Trust Company, N.A., as trustee (“the Trustee”). The Indenture provides for the issuance and authentication of the Notes; the terms of redemption, repurchase and conversion of the Notes; certain covenants of the Company; events of default and related remedies available to holders of the Notes; rights and obligations of the Trustee; and other customary provisions.

The Trustee and its affiliates have in the past, and may from time to time in the future, provide banking and other services to the Company and its subsidiaries in the ordinary course of their business. The Trustee is also trustee for other series of the Company’s outstanding notes.

Certain of the initial purchasers of the Notes are also lenders under the Company’s approximately $527 million senior secured credit facilities. The initial purchasers and their affiliates have in the past provided and may from time to time in the future provide certain commercial banking, financial advisory, investment banking and other services for the Company for which they have received and will be entitled to receive separate fees.

The above description of certain terms and conditions of the Indenture is qualified in its entirety by reference to the full text of the Indenture, which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” and “Item 3.02. Unregistered Sales of Equity Securities” of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

The Notes were sold pursuant to a Purchase Agreement, dated November 28, 2012, among the Company, the subsidiary guarantors of the Notes and the initial purchasers named therein (the “Initial Purchasers”). The net proceeds from the offering were approximately $218.1 million, after giving effect to the exercise in full on November 29, 2012 of the Initial Purchasers’ option to purchase $25,000,000 aggregate principal amount at maturity of additional Notes and after deducting the Initial Purchasers’ discounts and the Company’s estimated expenses related to the offering.

The Notes have an initial principal amount of $900 per Note and will accrete to $1,000 per Note at December 1, 2020. The Notes will mature on March 1, 2026.

The Company will pay 7.875% cash interest on the principal amount at maturity of the Notes semi-annually in arrears on June 1 and December 1 of each year to holders of record at the close of business on the preceding May 15 and November 15, respectively, and at maturity to the holders that present the Notes for payment. Interest will accrue on the principal amount at maturity thereof from and including the date the Notes are issued or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date.

The Notes will be convertible in certain circumstances into cash up to the principal amount at maturity of the Note surrendered for conversion and, if applicable, shares of the Company’s common stock (subject to a conversion share cap as described below), based on an initial conversion rate, subject to adjustment, equivalent to 83.3333 shares per $1,000 principal amount at maturity of Notes (which represents an initial conversion price of approximately $12.00 per share), only under the following circumstances:

(1) Prior to June 1, 2025, during any calendar quarter after the calendar quarter ending December 31, 2012, if the closing sale price of the Company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter;

(2) Prior to June 1, 2025, during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount at maturity of Notes was equal to or less than 97% of the conversion value of the Notes on each trading day during such five consecutive trading day period;

(3) Prior to June 1, 2025, if the Company has called the Notes for redemption;

(4) Prior to June 1, 2025, upon the occurrence of specified corporate transactions; or

(5) At any time on or after June 1, 2025.

Upon conversion of the Notes, the Company will deliver to a holder the conversion value in cash up to 100% of the principal amount at maturity of the Notes converted, with any remaining amount to be delivered in shares, cash or any combination thereof, at the Company’s election (subject to the conversion share cap described below). The conversion value will be equal to the product of (i) the conversion rate then in effect and (ii) the average of the daily volume weighted average price of the Company’s common stock for each of the twenty consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) beginning on and including:

(a) if the relevant conversion date occurs prior to the 22nd scheduled trading day immediately preceding the maturity date, the third trading day immediately following the relevant conversion date; and

(b) if the relevant conversion date occurs on or after the 22nd scheduled trading day immediately preceding the maturity date, the 22nd scheduled trading day immediately preceding the maturity date, provided that such period may be extended by no more than one scheduled trading day for each trading day during such twenty consecutive trading day period on which there is a “market disruption event” (as defined in the Indenture) prior to the maturity date.

A holder will receive cash in lieu of any fractional shares of the Company’s common stock.

The number of shares of the Company’s common stock deliverable upon conversion will be subject to a conversion share cap, such that the aggregate number of shares deliverable upon conversion of the Notes will not exceed 19,208,404 shares. The Company will not be obligated to make any payment of cash for any net share amount in excess of the value of the shares of the Company’s common stock delivered (other than cash payments for fractional shares).

If Notes are surrendered for conversion in connection with certain transactions or events that occur prior to December 1, 2020, holders may be entitled to an increase in the conversion rate for Notes surrendered for conversion in connection with such transactions or events.

On or after December 1, 2020, the Company may redeem the Notes at its option, in whole or in part, at a redemption price in cash equal to 100% of the principal amount at maturity of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Further, holders may require the Company to purchase all or a portion of their Notes at a purchase price in cash equal to 100% of the principal amount at maturity of the Notes to be purchased, plus accrued and unpaid interest, on December 1, 2020 or upon certain fundamental changes.

The Notes are senior unsecured obligations and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness, and junior to any of the Company’s existing and future secured indebtedness. The Notes are fully and unconditionally guaranteed on a senior unsecured basis by certain subsidiaries of the Company that currently guarantee the Company’s obligations under its approximately $527 million senior secured credit facilities (the “Subsidiary Guarantees”).

The Notes, the Subsidiary Guarantees and the shares of the Company’s common stock issuable in certain circumstances upon conversion of the Notes have not been registered under the Securities Act, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This filing shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any offer or sale of the securities in any state in which such offer, solicitation or sale would be unlawful.

Item 8.01 Other Events

On December 4, 2012, the Company issued a press release announcing the completion of its offering of the Notes and the use of the net proceeds from the offering of the Notes and additional cash to repurchase approximately $245 million of $300 million principal amount of its existing 4.625% convertible senior notes due 2026 for an aggregate purchase price of approximately $235.7 million (including accrued interest). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

     (d) Exhibits

4.1	Indenture, dated as of December 4, 2012, between Meritor, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee (including a form of Note and a form of subsidiary guaranty).

4.2	Form of 7.875% Convertible Senior Note due 2026 (included in Exhibit 4.1).

99.1	Press release of Meritor, Inc., dated December 4, 2012.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

By:	/s/ Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President and General Counsel

Date: December 4, 2012

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of December 4, 2012, between Meritor, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee (including a form of Note and a form of subsidiary guaranty).

4.2	Form of 7.875% Convertible Senior Note due 2026 (included in Exhibit 4.1).

99.1	Press release of Meritor, Inc., dated December 4, 2012.